Exhibit 99.1

Ares Commercial Real Estate Declares a Dividend of $0.06 per share for the Quarter Ending June 30, 2012

CHICAGO, IL —June 19, 2012 —Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has declared a cash dividend of $0.06 per common share for the quarter ending June 30, 2012.  The dividend is payable on July 12, 2012 to stockholders of record at the close of business on June 29, 2012.  Ares Commercial Real Estate considered the returns from the initial portfolio and the near term outlook for the funding of additional investments after the end of the second quarter in determining the dividend for the second quarter.

“Having completed our initial public offering last month, we are excited about the opportunity to build a leading direct origination business focused on providing flexible capital to the commercial real estate market,” said John Bartling, Chief Executive Officer of Ares Commercial Real Estate.  “We are pleased to provide this first cash dividend to our new public stockholders, and we are working toward growing our dividends over the coming quarters as we deploy our available capital into new investments.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company that originates, invests in and manages middle-market commercial real estate loans and other commercial real estate investments. Through its national direct origination platform, Ares Commercial Real Estate provides flexible financing solutions for middle market borrowers. Ares Commercial Real Estate intends to elect to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $52 billion in committed capital under management as of April 30, 2012.  For more information, please visit our website at arescre.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Commercial Real Estate undertakes no duty to update any forward-looking statements made herein.

Contact:

Ares Commercial Real Estate Corporation
Carl Drake

(404) 814-5204

cdrake@aresmgmt.com